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                                                                       EXHIBIT A

                                    AMENDMENT
                                       TO
                               PURCHASE AGREEMENT

      THIS AMENDMENT TO PURCHASE AGREEMENT (this "AMENDMENT") is entered into as of the 28th day of June, 2004, by and among VitalStream Holdings, Inc., a Nevada corporation (the "COMPANY"), and the Investors (together with the Company, the "PARTIES"). Capitalized terms not expressly defined herein shall have the meaning set forth in the Agreement (as such term is defined below).

                                    RECITALS

      WHEREAS, the Parties entered into that certain Purchase Agreement dated as of June 14, 2004 (the "AGREEMENT"); and

      WHEREAS, the representations made by the Company in the Agreement with respect to its capitalization understated the number of outstanding options by 467,957 shares (the "UNDERSTATEMENT"); and

      WHEREAS, the Parties desire to amend the Agreement as set forth herein;

                                    AGREEMENT

      NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

      1. Definition of Purchase Price. The second sentence of the definition of "Purchase Price" in Section 1 of the Agreement, which reads as follows: "The Purchase Price shall be calculated based upon a purchase price of $.61332 per unit of one Share and .3 Warrant." is hereby deleted and replaced with the following: "The Purchase Price shall be calculated based upon a purchase price of $.6075135 per unit of one Share and .3 Warrant.".

      2. Schedule 4.3. The third paragraph and associated table and the fourth paragraph of Section 4.3 of the Disclosure Schedules are hereby deleted and replaced with the information set forth on Schedule 4.3A to this Amendment.

      3.    Conditions to Closing.

            (a) The phrase "the number and type of outstanding shares of capital stock of the Company, and rights to purchase or acquire capital stock of the Company, shall be as follows: there will be issued and outstanding (a) 41,922,174 shares of Common Stock, (b) no shares of Series A Preferred Stock or Series B Preferred Stock, (c) 3,940,664 options to purchase Common Stock, (d) 3,050,827 warrants to purchase Common Stock, and (e) 1,891,867 shares of Common Stock reserved for the future grants of options or other rights under the Company's stock incentive plan" in the last sentence of Section 6.1(j) of the Agreement is hereby deleted and replaced with the following: "the number and type

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      of outstanding shares of capital stock of the Company, and rights to purchase or acquire capital stock of the Company, shall be as follows: there will be issued and outstanding (a) 41,922,174 shares of Common Stock, (b) no shares of Series A Preferred Stock or Series B Preferred Stock, (c) 4,408,621 options to purchase Common Stock, (d) 3,050,827 warrants to purchase Common Stock, and (e) 1,423,910 shares of Common Stock reserved for the future grants of options or other rights under the Company's stock incentive plan".

            (b) Within one Business Day of the later of the Effective Date (as defined in Section 10) and the date the respective Investor signs a counterpart signature page to this Amendment, the Company shall cause its Chief Executive Officer to execute and deliver to each of the Investors party hereto a copy of an Officer's Certificate in the form attached hereto as Exhibit A, which Officer's Certificate shall supersede and replace the Officer's Certificate delivered to the Investors at Closing pursuant to Section 6.1(g) of the Agreement.

      4. Signature Pages. The number of shares of Common Stock and Warrants indicated for each Investor on the signature pages to this Amendment shall supersede the number of shares of Common Stock and Warrants indicated for each Investor on the signature pages to the Agreement.

      5. Replacement Certificates. Within five Business Days of the later of the Effective Date and the date the respective Investor signs a counterpart signature page to this Amendment, the Company shall issue to each Investor party to this Amendment a certificate for the number of shares of Common Stock needed to increase the number of shares of Common Stock issued to the Investor under the Agreement to that number of shares of Common Stock indicated on the line "Number of Shares" on such Investor's signature page to this Amendment.

      6. Replacement Warrants. Within five Business Days of the later of the Effective Date and the date the respective Investor signs a counterpart signature page to this Amendment, the Company shall execute and deliver to each Investor party to this Amendment an Amendment to Warrant to Purchase Shares of Common Stock in the form attached hereto as Exhibit B (the "WARRANT AMENDMENT"); provided that the number set forth in the blank of Section 2 of the Warrant Amendment shall be the number of shares of Common Stock indicated on the line "Number of Warrants" on such Investor's signature page to this Amendment.

      7. Continuing Enforceability. In all respects, other than as specifically set forth in this Amendment, the Agreement shall remain unaffected by this Amendment, and the Agreement shall continue in full force and effect, subject to the terms and conditions thereof. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall supersede conflicting terms of the Agreement.

      8. Further Assurances. Each of the Parties shall execute any and all further documents, agreements and instruments, and take all further actions which may be required under applicable law, or which another Party may, in its reasonable discretion, request in order to effectuate the transactions contemplated by this Amendment.

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      9.    Waiver. In consideration of the Company's entering into this
Amendment, each of the Investors hereby waives any right or cause of action it might have against the Company or its Affiliates arising from or in connection with the Understatement. Such waiver shall not extend to any potential inaccuracies in the representations and warranties of the Company in the Agreement or the exhibits thereto other than as restated or corrected by this Amendment and the Exhibits hereto.

      10. Sufficient Signatories. In accordance with Section 9.6 of the Agreement, this Amendment shall be effective as of the date (the "EFFECTIVE DATE") counterpart signatures to this Amendment have been executed and delivered by (a) the Company and (b) the Required Investors, regardless of whether this Amendment is executed by all of the Parties listed below. To the extent permitted by governing law, all parties to the Agreement shall be bound by the terms of this Amendment upon its effectiveness, whether or not they have executed counterpart signature pages hereto.

      11. Facsimile Signature and Counterparts. This Amendment may be executed by facsimile signature and in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same instrument.

                           [Signature Pages Follows]

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      IN WITNESS WHEREOF, the Parties hereto have executed or caused their duly authorized officers to execute this Amendment to Purchase Agreement as of the date first set forth above.

The Company:                    VITALSTREAM HOLDINGS, INC.

                                By:_______________________
                                Name:  Paul Summers
                                Title: President

               [SIGNATURE PAGE TO AMENDMENT TO PURCHASE AGREEMENT]